FROM: Elizabeth Counter
             23350 Water Circle
             Boca Raton, Florida 33486

TO:       Robert Tyson / ICC President
             Suite 804 - 750 West Pender St.
             Vancouver, B.C., Canada V6C 2T8

                            CONSULTING AGREEMENT
                                  BETWEEN
                         INTERGRATED CARBONICS CORP.
                                    AND
                              ELIZABETH COUNTER

This consulting agreement (the "Agreement") is made and entered into this day the 19th of July 1999 by and between Integrated
Carbonics Corp. ("ICCN") and Elizabeth Counter, a media relations consultant and publisher.

Whereas, ICCN desires to retain Ms. Counter to provide certain consulting and media relations services for the benefit of ICCN.

Whereas, ICCN desires to retain the services of Ms. Counter as an independent consultant and Ms. Counter desires to be retained in the capacity upon the terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Ms. Counter will provide specialized consulting services in the area of media relations.

2. The term of the Agreement shall be for a period of six months, commencing upon execution hereof, and is irrevocable.

3. Compensation: In full consideration of the services to be provided for ICCN by Ms. Counter, Ms. Counter shall receive the following: 66,500 free trading shares and 100,000 shares of common stock to be provided by ICCN under Rule 144 of the Securities Act of 1933.

4. Nature of Relationship. It is understood and acknowledged by the parties that Ms. Counter is being retained by ICCN in an independent capacity and that Ms. Counter is not authorized to enter into any agreement or incur any obligation on behalf of ICCN. In consideration of the confidential nature of the business contemplated herein ICCN and Elizabeth Counter agree not to disclose or otherwise reveal to any third party any information pertaining to ICCN.

In Witness Whereof, the parties hereto have duly executed and delivered this agreement as of the day and year first above written.

                                    Integrated Carbonics Corp.


                                    By :  /s/  Robert S. Tyson
                                    Robert S. Tyson, Secretary


                                    Elizabeth Counter


                                    /s/  Elizabeth Counter